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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ClubCorp Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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April 27, 2015

Dear Fellow Stockholder:

        We cordially invite you to the 2015 Annual Meeting of Stockholders of ClubCorp Holdings, Inc. The meeting is at 8:00 a.m., Central Time, on Thursday, June 25, 2015 at The Woodlands Resort & Conference Center, 2301 N. Millbend Drive, The Woodlands, Texas 77380.

        At the meeting, we will elect three members to our Board of Directors and vote on the other matters set forth in the enclosed notice of the meeting and proxy statement. Upon the completion of the business matters to be conducted at the annual meeting, we will report on our business.

        YOUR VOTE IS IMPORTANT. We urge you to read this proxy statement carefully. Whether or not you plan to attend the annual meeting in person, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning your proxy card or you may vote in person at the annual meeting.

        We are pleased to furnish proxy materials to our stockholders on the Internet. We believe that this allows us to provide you with the information that you need while lowering the costs of delivery and reducing the environmental impact of the 2015 Annual Meeting of Stockholders.

        We extend our thanks for your continued investment in ClubCorp Holdings, Inc. and look forward to seeing you at the annual meeting.

John A. Beckert	Eric L. Affeldt
Chairman of the Board of Directors	President and Chief Executive Officer

 HOW TO VOTE

        There are four ways you may vote, as explained in the detailed instructions on your proxy card.

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  Internet.  If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 12-digit number included on your Notice or your proxy card in order to vote by Internet.

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  Telephone.  If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 12-digit number included on your Notice or your proxy card in order to vote by telephone.

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  Proxy Card.  You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

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  In Person at the Annual Meeting.  Vote in person by attending the annual meeting.

        If you vote on the Internet or by telephone, you do not need to return a proxy card. Please see your proxy card for more detailed information on how to vote your shares.

ANNUAL MEETING ADMISSION

        Proof of ownership of ClubCorp Holdings, Inc. stock at the close of business on April 27, 2015 must be presented in order to be admitted to the annual meeting. You may also be asked to present valid picture identification.

        If you are a stockholder of record, please bring the Notice Regarding the Availability of Proxy Materials that was mailed to you or, if you received your proxy materials by mail or email, please bring a copy of your proxy card.

        If your shares are held in the name of a bank, broker or other holder of record, please bring any of the following with you to the annual meeting: (1) the notice or voting instruction form you received from your bank, brokerage firm or other nominee; (2) a brokerage statement; or (3) other proof evidencing your ownership at the close of business on April 27, 2015. Alternatively, you may make arrangements in advance by contacting our Investor Relations Department at (972) 888-7495 or by email at ir@clubcorp.com.

CLUBCORP HOLDINGS, INC.
3030 LBJ Freeway, Suite 600
Dallas, Texas 75234

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	8:00 a.m. (Central Time) on Thursday, June 25, 2015
Place	The Woodlands Resort & Conference Center 2301 N. Millbend Drive The Woodlands, Texas 77380
Purpose	1.	To elect three Class II directors to serve for a term of three years.
	2.	To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.
	3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.
	4.	To conduct other business properly raised before the meeting and any adjournment or postponement of the meeting
Record Date	You may vote if you were a stockholder of record at the close of business on April 27, 2015
Proxy Voting	Your vote is important. You may vote in one of four ways:
	•	via the Internet using instructions on your proxy card;
	•	by calling the toll-free number on your proxy card;
	•	by signing, dating and returning your proxy card; or
	•	in person by attending the annual meeting.

On behalf of the Board of Directors,

Ingrid J. Keiser General Counsel, Secretary and Executive Vice President of People Strategy

Dallas, Texas
April 27, 2015

        This Notice of Annual Meeting of Stockholders and Proxy Statement are first being distributed on or about May 1, 2015.

CLUBCORP HOLDINGS, INC.

 PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS
To be Held on Thursday, June 25, 2015

PROXY STATEMENT

        The Board of Directors of ClubCorp Holdings, Inc. (the "Company") is soliciting proxies for the 2015 Annual Meeting of Stockholders. This proxy statement and the accompanying proxy card contain information about the proposals that will be voted on at the annual meeting. We intend to begin mailing these documents to stockholders on or about May 1, 2015.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Who may vote and how many votes do I have?

        Common stockholders of record at the close of business on April 27, 2015 may vote. As of that date there were outstanding and entitled to vote 64,736,499 shares of our common stock. For each matter presented for a vote, you have one vote for each share you own as of close of business on April 27, 2015, including shares:

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  held directly in your name as "stockholder of record" (also referred to as "registered stockholder");

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  held for you in an account with a broker, bank or other nominee (shares held in "street name")—street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or nominee how to vote their shares; and

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  held for you by us as shares of restricted stock under any of our equity incentive plans.

How do proxies work?

        The Board of Directors is asking for your proxy. Giving your proxy means you authorize the persons named as proxies to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees, and you may vote for or against, or abstain from voting with regard to Proposal 2 and Proposal 3 set forth below. If you sign and return the proxy card but do not specify how to vote, the persons named as proxies will vote your shares as follows:

        Proposal 1—for the election of the director nominees;

        Proposal 2—for approval of the advisory vote on named executive officer compensation;

        Proposal 3—for ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.

How do I vote?

        If you were a stockholder of record on April 27, 2015, there are four ways you may vote, as explained in the detailed instructions on your proxy card. You may:

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  vote via the Internet by going to www.proxyvote.com and following the instructions on how to complete an electronic proxy card. You will need the 12-digit number included on your Notice or your proxy card in order to vote by Internet.

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  vote by calling 1-800-690-6903 and by following the recorded instructions. You will need the 12-digit number included on your Notice or your proxy card in order to vote by telephone.

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  vote by signing, dating and returning your proxy card in the enclosed envelope; or

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  vote in person by attending the annual meeting.

        Please help us save time and postage costs by voting through the Internet or by telephone. Please follow the instructions on your proxy card for voting by mail or in person.

        If your shares are held by a broker or other nominee, you will receive instructions from the broker or other nominee that you must follow in order to vote your shares.

        Whether you plan to attend the meeting or not, we encourage you to vote as soon as possible.

        Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Daylight Time) on June 24, 2015 for the voting of shares held by stockholders of record or held in street name.

        Mailed proxy cards with respect to shares held of record or in street name must be received no later than June 24, 2015.

Will anyone at the Company know how I vote?

        Broadridge Investor Communication Solutions, Inc., the independent proxy tabulator we use, will count the votes and act as the inspector of election for the annual meeting. Your individual vote will be kept confidential from our directors, officers and employees.

What does it mean if I receive more than one proxy card?

        You may receive more than one proxy card depending on how you hold your shares and how your shares are registered. If you hold shares through someone else, such as a bank, broker or other nominee, you may also receive proxy materials from them asking how you want to vote. If the names on your accounts are different, you will receive more than one proxy card.

        If you receive more than one proxy card, we encourage you to complete and return all proxy cards delivered to you to vote all shares registered to you.

Can I change my vote?

        You can revoke a proxy before the time for voting at the annual meeting in several ways:

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  by voting again via the Internet or by telephone;

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  by mailing a new proxy card with a more recent date than the prior proxy; or

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  by notifying our Secretary in writing that you are revoking your proxy.

        You may also revoke your proxy by voting in person at the annual meeting.

How do I attend the annual meeting? What do I need to bring?

        You need to bring a valid picture identification (such as a driver's license or passport).

        You also need to bring documentation showing that you owned shares in the Company at the close of business on April 27, 2015.

        If you are a stockholder of record, please bring either:

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  the Notice Regarding the Availability of Proxy Materials that was mailed to you, or

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  a copy of your proxy card, if you received your proxy materials by mail or email.

        If you own your shares through your bank, brokerage firm or other nominee, please bring either:

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  the notice or voting instruction form you received from your bank, brokerage firm or other nominee, or

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  a brokerage statement reflecting your ownership of shares in the Company at the close of business on April 27, 2015.

    Alternatively, you may make arrangements in advance by contacting our Investor Relations Department at (972) 888-7495 or by email at ir@clubcorp.com.

    Please note that upon admission to the meeting, you will not be able to vote your shares at the meeting without a legal proxy from your bank, brokerage firm or other nominee.

        No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

What constitutes a "quorum" for the meeting?

        A quorum is necessary to conduct business at the annual meeting. A quorum requires the presence, in person or by proxy (regardless of whether the proxy has authority to vote on all matters), of the holders of a majority of the outstanding voting power of the Company's common stock. Broker "non-votes" and abstentions will be counted for purposes of determining whether a quorum is present at the meeting.

What is a broker "non-vote"?

        If a broker holds your shares in street name and you fail to provide voting instructions to your broker, the broker has the discretion to vote your shares on routine matters, such as ratification of our independent registered public accounting firm, but not on non-routine matters, such as the election of the director nominees, advisory vote to approve the compensation of executive officers or certain stockholder proposals. Broker "non-votes" on non-routine matters occur when you fail to provide voting instructions to your broker for shares you hold through your broker. As explained below (see, "How many votes are needed?"), broker "non-votes" do not count as votes cast. As a consequence, it is important that you provide voting instructions to your broker for shares you hold through your broker.

How many votes are needed?

        If a quorum is present, directors will be elected by a plurality of the votes cast. Any other proposal being considered will be approved only if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal. Abstentions and broker non-votes will not be counted as votes cast on an item and therefore will not affect the outcome of these proposals.

        If you hold your shares through a broker and you do not instruct the broker on how to vote, your broker may exercise its discretionary authority to vote your shares regarding Item 3, but cannot exercise its discretionary authority to vote your shares regarding any other item.

        The outcome of Item 2 (non-binding advisory vote to approve the compensation paid to our named executive officers) will not be binding on the Board of Directors. Therefore, there is no "required vote" on these resolutions. The Board of Directors will consider the outcomes of these advisory votes in determining how to proceed following the annual meeting.

        As of April 27, 2015, affiliates of KSL Capital Partners, LLC (collectively, "KSL" or our "Sponsor") beneficially own and have the right to vote 32,768,922 of the outstanding shares of our common stock (representing 50.6% of the voting power) and have advised us that they intend to vote all such shares in favor of the director nominees listed herein, for the approval of the compensation paid to our named executive officers and for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2015. As a result, we are assured a quorum at the annual meeting, the election of the director nominees listed herein, the approval of executive compensation and the ratification of Deloitte & Touche LLP.

Who pays for the solicitation of proxies?

        We pay the cost of soliciting proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders. In addition to the use of the mail, proxies may be solicited personally or by telephone or electronic media by our employees, who will not receive any additional compensation for this.

What is "householding"?

        Householding is a procedure that permits us, with your prior permission, to send a single set of our annual report and proxy statement to any household at which two or more stockholders reside. Each stockholder will continue to receive a separate proxy card for voting and attendance purposes. Householding reduces the volume of duplicate information you receive, as well as our expenses.

        Please contact our Investor Relations Department at (972) 888-7495 or by email at ir@clubcorp.com for more information on this important stockholder program.

How does the Board recommend that I vote?

        Our Board recommends that you vote your shares:

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  for the election of the director nominees;

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  for approval of the advisory vote on named executive officer compensation; and

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  for ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.

Could other matters be decided at the Annual Meeting?

        At the date this Proxy Statement went to print, we did not know of any matters to be raised at the annual meeting other than those referred to in this Proxy Statement.

        If other matters are properly presented at the annual meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

 ITEM 1 ON THE PROXY CARD

ELECTION OF DIRECTORS

Directors and Nominees for Election as Directors

        Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors consists of 10 directors. Subject to certain provisions in our amended and restated articles of incorporation, our amended and restated bylaws establish a range for the authorized number of directors comprising our Board of Directors of not less than three but not more than fifteen, with the actual number to be fixed from time to time by resolution of our Board of Directors.

        In accordance with our amended and restated articles of incorporation and our amended and restated bylaws, our Board of Directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders after the initial classification, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors are divided among the three classes as follows:

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  Our class I directors are Martin J. Newburger, Steven S. Siegel and Bryan J. Traficanti and their term will expire at the annual meeting of stockholders to be held in 2017.

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  Our class II directors are Janet E. Grove, Eric C. Resnick and Michael S. Shannon and their term will expire at this meeting.

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  Our class III directors are Eric L. Affeldt, John A. Beckert, Douglas H. Brooks and William E. Sullivan and their term will expire at the annual meeting of stockholders to be held in 2016.

        Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board of Directors may have the effect of delaying or preventing a change of our management or a change in control. In addition, our amended and restated articles of incorporation include provisions giving affiliates of KSL the right, determined in proportion to their collective beneficial ownership of our common stock, to nominate at least a certain percentage of the members of our Board of Directors as set forth below:

% of Common Stock Beneficially Owned by KSL's Affiliates	% of Total Directors KSL is Entitled to Nominate
50% or more	At least a majority
More than 40% but less than 50%	At least 40%
More than 30% but less than 40%	At least 30%
More than 20% but less than 30%	At least 20%
More than 5% but less than 20%	At least 10%

        The Board of Directors, acting upon the unanimous recommendation of its Nominating and Corporate Governance Committee, has unanimously nominated Janet E. Grove, Eric C. Resnick and Michael S. Shannon for election as Class II directors. Each nominee has consented to being named as a nominee and to serve if elected. While it is not expected that any of the nominees will be unable or unwilling to serve, if for any reason one or more are unable or unwilling to do so, the proxies will be voted for substitute nominees selected by our Board of Directors or the Board of Directors may reduce the number of directors.

Director Nominees

        Set forth below are the names, ages and backgrounds of the three director nominees and the other directors continuing in office, as well as the specific experiences, qualifications, attributes and skills that led our Board of Directors to conclude that these individuals should serve or continue serving as directors of the Company at this time.

Class II—Term Expiring in 2015

        Janet E. Grove, age 64, has served as a director since August 2013. Prior to joining us, Ms. Grove served as corporate vice chairman from February 2003 to June 2011 for Macys, Inc. and chairman & chief executive officer from December 1999 to February 2009 and chairman from February 1998 to December 1999 for Macy's Merchandising Group. Ms. Grove serves on the Board of Directors for Aeropostale, Inc. and in an advisory role to the chief executive officer and senior management for Karstadt Department Stores and has served as a consultant to our Board of Directors from December 2012 to August 2013. Ms. Grove served on the Board of Directors for Safeway, Inc. from October 2004 through January 2015. Ms. Grove holds a Bachelor's Degree in Marketing from California State University in Hayward. Ms. Grove's in-depth retail and management experience and her historic knowledge of our company qualify her to be a member of our Board of Directors.

        Eric C. Resnick, age 42, has served as a director since 2006. He became a managing director of KSL upon its founding in 2005. Prior to that, he co-founded and served as chief financial officer of KSL Resorts from 2004 to 2005. Mr. Resnick also previously served as chief financial officer of KSL Recreation Corporation from 2001 to 2004. His past career experience also includes serving at Vail Resorts, Inc. from 1996 to 2001, where his roles included vice president, strategic planning and investor relations and corporate treasurer, as well as serving as a consultant with McKinsey and Company. He holds a B.A. in mathematics and economics from Cornell University. As a member of the Board of Directors, Mr. Resnick contributes his financial expertise and draws on his years of experience in the resort and recreation industry. Mr. Resnick also brings his insight into the proper functioning and role of corporate boards of directors, gained through his years of service on various boards of directors.

        Michael S. Shannon, age 56, has served as a director since 2006. He has served as a managing director of KSL since its founding in 2005. He co-founded and previously served as chief executive officer of KSL Resorts from 2004 to 2005, and founded and previously served as president and chief executive officer of KSL Recreation Corporation from 1992 to 2004. Prior to establishing KSL Recreation Corporation, he served as president and chief executive officer of Vail Associates, Inc. from 1986 to 1992. He holds a Bachelor of Business Administration from the University of Wisconsin and a Master of Management in accounting and finance from Northwestern University's Kellogg School of Management. As a member of the Board of Directors, Mr. Shannon contributes his knowledge of the resort and recreation industry, as well substantial experience developing corporate strategy and assessing emerging industry trends and business operations. Mr. Shannon also brings his insight into the proper functioning and role of corporate boards of directors, gained through his years of service on various boards of directors.

The Board of Directors recommends that you vote FOR each of the above nominees.

Continuing Directors

Class III—Term Expiring in 2016

        Eric L. Affeldt, age 57, has served as our Chief Executive Officer since December 2006 and as a director since 2006. Prior to joining us, he served as a principal of KSL from 2005 to 2007. Mr. Affeldt also previously served as president and chief executive officer of KSL Fairways Golf Corporation from January 1995 to June 1998, vice president and general manager of Doral Golf Resort and Spa in Miami and the combined PGA West and La Quinta Resort and Club in California from June 1998 to June 2000 and was a founding partner of KSL Recreation Corporation. In addition, Mr. Affeldt was president of General Aviation Holdings, Inc. from January 2000 to March 2005. He is currently a national vice president of the Muscular Dystrophy Association, a member of the World Presidents' Organization, and also serves on the Board of Directors and as the non-executive chairman for Cedar Fair LP. He holds a B.A. in political science and religion from Claremont McKenna College. As a member of the Board of Directors, Mr. Affeldt contributes his knowledge of the resort and recreation industry, as well as substantial experience developing corporate strategy and assessing emerging industry trends and business operations. Mr. Affeldt also brings his insight into the proper functioning and role of corporate boards of directors, gained through his years of service on various boards of directors.

        John A. Beckert, age 61, has served as a director and the Chairman of our Board of Directors since August 2013. Mr. Beckert has been an operating partner for Highlander Partners, L.P., a private equity firm, since March 2012 and served as a special advisor to Highlander Partners, L.P. from October 2010 to March 2012. Mr. Beckert served as chairman of the board of the Composites Group, a company that develops and manufactures thermoset plastic compounds and custom molded components, from December 2010 until November 2014. In addition, he served on the Board of Directors of Meisel, a digital graphic arts provider, from July 2008 to December 2012. Previously, from August 2004 to December 2006, Mr. Beckert was ClubCorp, Inc.'s chief executive officer and president and its chief operating officer and president from August 2002 to August 2004. He also served as a member of the Board of Directors. Prior to that, he was a partner in Seneca Advisors L.L.P. from 2000 to 2002 and president and chief operating officer of Bristol Hotels & Resorts from 1998 to 2000. Mr. Beckert served as vice president of operations of Bristol Hotels & Resorts from 1985 to 1998. Mr. Beckert serves on the Board of Directors of A.H. Belo Corporation, and the audit, compensation and nominating and governance committees of A.H. Belo Corporation, and has served as a consultant to our Board of Directors. Mr. Beckert holds a B.S. in hotel administration from Cornell University. Mr. Beckert's prior experience with our company and his background in finance and the resort and hotel industries give him the qualifications and skills to serve as a member of our Board of Directors.

        Douglas H. Brooks, age 62, has served as a director since August 2013. Mr. Brooks served as chairman of the Board of Directors of Brinker International, Inc., or Brinker International, a casual dining restaurant company, from November 2004 to December 2013 and currently serves as a consultant to Brinker International. Mr. Brooks served as Brinker International's chief executive officer from January 2004 to January 2013 and as its president from January 1999 to January 2013. Mr. Brooks has also served in other capacities for Brinker International including as its chief operating officer and as president of Chili's Grill & Bar. In addition to his role as chairman of the Board of Directors of Brinker International, Mr. Brooks also serves on the Board of Directors of Southwest Airlines Co. and Auto Zone, Inc. He earned a B.S. in Hotel and Restaurant Management from the University of Houston in 1975. As a member of our Board of Directors, Mr. Brooks brings his knowledge of the hotel and restaurant industries, as well as substantial insight into successful compensation and incentive structures.

        William E. Sullivan, age 60, has served as a director since August 2013. Since June 2014, Mr. Sullivan has served as the Chief Financial Officer and Treasurer of Purdue University. From March 2007 to May 2012, Mr. Sullivan served as chief financial officer of Prologis, Inc., or Prologis, a publicly traded REIT. Prior to joining Prologis, Mr. Sullivan was the founder and president of Greenwood Advisors, Inc., a private financial consulting and advisory firm, from 2005 to 2007. He served as chief executive officer of SiteStuff, Inc. from 2001 to 2005 and chairman of SiteStuff, Inc. from 2001 until the company was sold in June 2007. Mr. Sullivan served as chief financial officer of Jones Lang LaSalle from 1997 to 2001 and in various other capacities with Jones Lang LaSalle since 1984. Prior to joining Jones Lang LaSalle, he was a member of the Communications Lending Group of the First National Bank of Chicago and also served as a member of the tax division of Ernst & Ernst LLP, a predecessor to Ernst & Young LLP. Mr. Sullivan serves on the Board of Directors of CyrusOne Inc., a publicly traded REIT, and is a member of its audit committee and chair of its nomination and governance committee and on the Board of Directors of Jones Lang LaSalle Income Property Trust, Inc. as chair of its audit committee. Mr. Sullivan holds an M.B.A. in Management and Finance from Northwestern University's Kellogg School of Management and a B.S.B.A. in Accounting and Marketing from Georgetown University. He also is a member of the American Institute of Certified Public Accounts. As a member of our Board of Directors, Mr. Sullivan contributes his financial literacy gained through his years of service as a chief financial officer and as the founder and president of a financial consulting and advisory firm.

Class I—Term Expiring in 2017

        Martin J. Newburger, age 42, has served as a director since 2006. He became a partner of KSL in December 2012, having previously served as a principal since July 2006. Prior to joining KSL, Mr. Newburger was a director at Citigroup Inc., focusing on lodging and leisure investment banking clients, from 2005 to 2006. He was a director at Deutsche Bank AG, with a similar client focus, from 1998 to 2005. He holds a B.A. from the University of Pennsylvania. As a member of the Board of Directors, Mr. Newburger contributes his financial expertise gained from advising clients on various capital markets transactions and on mergers and acquisitions as an investment banker.

        Steven S. Siegel, age 52, has served as a director since 2006. He has served as a partner at KSL since 2005. Prior to that, he was a partner of Brownstein Hyatt & Farber, P.C. from 1995 to 2005, where he served as chair of the Corporate and Securities Department and as a member of the executive committee. From 1990 through 1995, he was with Kirkland & Ellis LLP, becoming a partner in 1993. He previously served as an associate with Cravath, Swaine & Moore from 1987 to 1990. He holds a J.D. from the University of Chicago and a B.A. in Economics from the Wharton School of the University of Pennsylvania. As a member of the Board of Directors, Mr. Siegel contributes his legal expertise gained in his 18 years advising private equity and corporate clients on securities transactions and mergers and acquisitions. Mr. Siegel also brings his knowledge of travel and leisure companies from his years as a partner with KSL.

        Bryan J. Traficanti, age 43, has served as a director since 2012. Since 2006, he has served as a portfolio manager at KSL. Mr. Traficanti's portfolio companies have included our company since its acquisition by affiliates of KSL. Prior to that, he served as vice president of asset management at Destination Hotels & Resorts from 2004 to 2006. From 2001 to 2004, Mr. Traficanti served as a director of finance for KSL Resorts, and from 1998 to 2001, he worked in Strategic Planning and Investor Relations at Vail Resorts, Inc. Prior to that, he served in public accounting at KPMG Peat Marwick LLP from 1994 to 1998. He holds a Bachelor's Degree from the State University of New York at Albany and is a Certified Public Accountant. As a member of the Board of Directors, Mr. Traficanti contributes his financial and accounting expertise and draws on his years of experience in the resort and recreation industry.

Role and Responsibility of the Board of Directors

        The Board of Directors directs and oversees the management of the business and affairs of the Company in a manner consistent with the best interests of the Company and its stockholders. In this oversight role, the Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the stockholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

Corporate Governance Matters

Corporate Governance Guidelines and Independence

        The Board of Directors has adopted Corporate Governance Guidelines, which describe the principles and practices that the Board follows in carrying out its responsibilities. The Corporate Governance Guidelines provide a framework for our corporate governance efforts and cover topics including, but not limited to, board and committee composition, structure and policies, director qualification standards, expectations of directors, and director compensation. The Nominating and Corporate Governance Committee is responsible for reviewing the Corporate Governance Guidelines and reporting and recommending to the Board of Directors any changes to the Corporate Governance

Guidelines. Our Corporate Governance Guidelines are available, free of charge, from our Secretary and on the Corporate Governance page of the Investors section on our website at www.clubcorp.com.

        For so long as the Company qualifies as a "controlled company" within the meaning of the New York Stock Exchange ("NYSE") corporate governance standards, our Corporate Governance Guidelines permit us to elect not to comply with certain corporate governance standards, including the requirement that a majority of the Board of Directors consist of independent directors. See "Controlled Company Exception" below.

Board Leadership

        As set forth in our Corporate Governance Guidelines, the Company does not have a policy on whether the role of Chairperson and Chief Executive Officer should be separate or combined and, if separate, whether the Chairperson should be selected from the independent directors or should be an employee of the Company. The Company believes that it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairperson and the Chief Executive Officer in any way that is in the best interests of the Company. These roles are currently separate. The Board of Directors believes that separate roles provide, at present, the best balance between the Chairperson's role of leading the Board of Directors in its oversight of management, and the Chief Executive Officer's role of focusing on developing and implementing the strategy approved by the Board of Directors and managing the Company's day to day business.

Role of Board of Directors in Risk Oversight

        The Board of Directors has responsibility for the oversight of the Company's enterprise risk management practices. This responsibility has not been delegated to any of the Board of Directors' standing board committees. However, the Audit Committee is responsible for discussing with management and the Company's independent registered public accounting firm the Company's guidelines and policies with respect to risk assessment and risk management, adequacy of internal controls that could significantly affect the Company's financial statements, and the Company's major financial risk exposures and the monitoring and control of such exposures. The Audit Committee meets frequently (nine times in 2014) and periodically reports to the Board of Directors on these matters. In addition, each the Nominating and Corporate Governance Committee and the Compensation Committee helps oversee risk in areas over which it has responsibility and periodically reports to the Board of Directors. Management is responsible for developing and implementing appropriate risk management practices on a day to day basis. The Board of Directors receives periodic detailed operating performance reviews from management.

        Our president and chief executive officer and other executive officers regularly report to the non-executive directors and the Audit, Compensation and Nominating and Corporate Governance Committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. The director of internal audit reports functionally and administratively to our chief financial officer and directly to the Audit Committee. We believe that the leadership structure of our Board of Directors provides appropriate risk oversight of our activities given the controlling interests held by affiliates of KSL.

Controlled Company Exception

        As of December 30, 2014, affiliates of KSL beneficially owned approximately 51% of our common stock. As a result, under our amended and restated articles of incorporation, certain affiliates of KSL are entitled to nominate up to a majority of the total number of directors comprising our Board of Directors and we are a "controlled company" within the meaning of the NYSE corporate governance standards. Under the NYSE corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance standards, including (1) the requirement that a majority of the Board of Directors consist of independent directors, (2) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities, (3) the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities and (4) the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees. We utilize certain of these exemptions. As a result, we do not have a majority of independent directors on our Board of Directors, and we do not have a nominating and corporate governance committee or a compensation committee that is composed entirely of independent directors (including with respect to independence requirements applicable to members of a compensation committee). Also, these committees may not be subject to annual performance evaluations. In the event that we cease to be a "controlled company", we will be required to comply with these provisions within the transition periods specified in the NYSE corporate governance rules.

Committees of the Board of Directors

        The standing committees of our Board of Directors consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The chairman of each committee is recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors.

Audit Committee

        Our Audit Committee consists of William E. Sullivan, who serves as the Chair, John A. Beckert and Douglas H. Brooks. Our Board of Directors has determined that all members of our Audit Committee qualify as independent directors under NYSE corporate governance standards and the independence requirements of Rule 10A-3 of the Securities Act of 1933, as amended (the "Securities Act"). Our Board of Directors has determined that Mr. Sullivan qualifies as an "audit committee financial expert" as such term is defined in Item 407(d)(5) of Regulation S-K.

        The purpose of the Audit Committee is to assist our Board of Directors in overseeing and monitoring (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm's qualifications and independence, (4) the performance of our internal audit function and (5) the performance of our independent registered public accounting firm. The Audit Committee also prepares the audit committee report required by the SEC to be included in our proxy statement.

        Our Board of Directors has adopted a written charter for the Audit Committee which is available, free of charge, from our Secretary and on the Corporate Governance page of the Investors section on our website at www.clubcorp.com.

Compensation Committee

        Our Compensation Committee consists of Douglas H. Brooks, who serves as the Chair, and Janet E. Grove, Martin J. Newburger, William E. Sullivan and Bryan J. Traficanti. The purpose of the Compensation Committee is to assist our Board of Directors in discharging its responsibilities relating to (1) setting our compensation program and compensation of our executive officers and directors, (2) monitoring our incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

        Our Board of Directors has adopted a written charter for the Compensation Committee which is available, free of charge, from our Secretary and on the Corporate Governance page of the Investors section on our website at www.clubcorp.com. Under its charter, the Compensation Committee may form subcommittees composed of one or more of its members for any purpose that the Committee deems appropriate and may delegate to such subcommittees such authority as the Committee deems appropriate. The Committee may also delegate to one or more officers of the Company the authority to make grants and awards of cash or options or other equity securities to Company personnel who are not "officers" of the Company within the meaning of SEC Rule 16a-1.

Compensation Committee Interlocks and Insider Participation

        During the 2014 fiscal year, the members of the Compensation Committee were Messrs. Brooks, Newburger, Sullivan and Traficanti and Ms. Grove, none of whom is, or has at any time during the past year been, an officer or employee of our Company and none of whom was formerly an officer of the Company. Messrs. Newburger and Traficanti are affiliates of KSL. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity whose that has one or more executive officers serving on our Board of Directors or Compensation Committee. We are parties to certain transactions with affiliates of KSL described under "Related Party Transactions" in this proxy statement.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee consists of Janet E. Grove, who serves as the Chair, and John A. Beckert, Douglas H. Brooks, Martin J. Newburger and Steven S. Siegel. The purpose of our Nominating and Corporate Governance Committee is to assist our Board of Directors in discharging its responsibilities relating to (1) identifying individuals qualified to become new Board of Directors members, consistent with criteria approved by the Board of Directors, subject to our amended and restated articles of incorporation and amended and restated bylaws, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the Board of Directors select, the director nominees for the next annual meeting of stockholders, (3) identifying Board of Directors members qualified to fill vacancies on the Board of Directors or any Board of Directors committee and recommending that the Board of Directors appoint the identified member or members to the Board of Directors or the applicable committee, subject to our amended and restated articles of incorporation and amended and restated bylaws, (4) reviewing and recommending to the Board of Directors corporate governance principles applicable to us, (5) overseeing the evaluation of the Board of Directors and management, and (6) handling such other matters that are specifically delegated to the committee by the Board of Directors from time to time.

        Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee which is available on the Corporate Governance page of the Investors section on our website at www.clubcorp.com.

        In its assessment of each candidate, the Nominating and Corporate Governance Committee considers the candidate's strength of character, the maturity of judgment, familiarity with the Company's business and industry, independence of thought and the ability to work collegially. While the Committee does not have a formal policy regarding director diversity, the Nominating and Corporate Governance Committee may consider other factors that it deems appropriate, which may include ensuring that the Board of Directors, as a whole, is appropriately diverse and consists of individuals with various and relevant experience, as well as the candidate's technical skills, industry knowledge and experience, and financial expertise.

        You may nominate a director at the annual meeting of stockholders and have your nominee's name included on the ballot distributed at the meeting by providing our Secretary written notice of your intention to do so within the time limits prescribed in our bylaws. Your notice must include certain information regarding yourself and your nominee, including, among other items, the nominee's name, address, occupation and qualifications. Please see "Additional Information" below for more information regarding your ability to nominate directors and to bring other business before stockholder meetings.

        Additionally, the Nominating and Corporate Governance Committee of our Board of Directors will consider a candidate for director suggested by a stockholder. Please see "Additional Information" below for more information regarding your ability to submit director candidates to the Nominating and Corporate Governance Committee for its consideration.

Director Independence

        Pursuant to the corporate governance listing standards of the NYSE, a director employed by us cannot be deemed to be an "independent director", and each other director will qualify as "independent" only if our Board of Directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

        Our Board of Directors has affirmatively determined that John A. Beckert, Douglas H. Brooks, Janet E. Grove and William E. Sullivan are "independent" members of our Board of Directors in accordance with NYSE rules.

Code of Business Conduct and Ethics

        Our Board of Directors has adopted an Amended and Restated Code of Business Conduct and Ethics (the "Code of Ethics") applicable to all employees, executive officers and directors that addresses legal and ethical issues that may be encountered in carrying out their duties and responsibilities, including the requirement to report any conduct they believe to be a violation of the Code of Ethics. The Code of Ethics is available, free of charge, from our Secretary and on the Corporate Governance page of the Investors section on our website at www.clubcorp.com. If we were to further amend or waive any provision of our Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, we intend to satisfy our disclosure obligations with respect to any such waiver or amendment by posting such information on our website rather than by filing a Form 8-K.

Securities Trading Policy

        Our Board of Directors has adopted a Securities Trading Policy providing that directors, officers and employees may not buy or sell the Company's securities at any time when such persons have material non-public information concerning the Company.

Succession Planning

        The Board of Directors periodically reviews management succession and development plans with our Chief Executive Officer. These plans include Chief Executive Officer succession in the event of an emergency or retirement, as well as the succession plan for the Chief Executive Officer's direct reports and other key employees critical to our operations and success.

Related Party Transactions

        Financial Consulting Services Agreement.    Effective October 1, 2013, we entered into a Financial Consulting Services Agreement with an affiliate of KSL, pursuant to which we are provided certain ongoing financial consulting services. No fees are payable under such agreement, however we have agreed to reimburse the affiliate of KSL for all reasonable out-of-pocket costs and expenses incurred in providing such services to us and certain of our affiliates up to $0.1 million annually.

        Registration Rights Agreement.    We have entered into a registration rights agreement with certain affiliates of KSL. This agreement provides to KSL's affiliates an unlimited number of "demand" registrations and customary "piggyback" registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify KSL's affiliates party thereto against certain liabilities which may arise under the Securities Act.

  Usage Agreements and Other Arrangements.

        We have entered into a usage and revenue sharing agreement whereby certain members of the Hotel del Coronado and The Bay Club Company, each of which were owned and/or managed by affiliates of KSL during our fiscal year 2014, can pay an upgrade charge to have usage privileges at our clubs and facilities. The Bay Club Company was sold to an unrelated third party during our fiscal year 2014.

        We have also entered into arrangements with affiliates of KSL, whereby members of our clubs receive special pricing and discounts at hotels, resorts and ski areas owned by affiliates of KSL.

        We have also entered into arrangements with affiliates of KSL, whereby we remit royalty payments we receive in connection with mineral leases at certain of our golf and country clubs.

        We have also entered into an arrangement with affiliates of KSL whereby we provide international golf-related consulting services in exchange for an annual fee of approximately $0.1 million.

  Indemnification Agreements

        We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements, together with our amended and restated articles of incorporation and amended and restated bylaws, require us to indemnify our directors and officers to the fullest extent permitted by Nevada law.

  Executive Offer Letters

        We have issued employment offer letters to our Named Executive Officers, as described below in "Compensation of Executive Officers" under "Executive Offer Letters".

Policies and Procedures for Approval of Related Party Transactions

        Our Board of Directors has adopted a Related Person Transaction Policy to establish procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which the Company is a participant, any related person has a direct or indirect material interest and the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Audit Committee is responsible for reviewing, approving and ratifying any related person transaction.

Communications with Directors

        Stockholders and other interested parties may communicate with, or otherwise make their concerns known directly to the chairperson of any of the Audit, Nominating and Corporate Governance and

Compensation Committees, or to the non-management directors as a group, by addressing such communications or concerns to our Secretary at 3030 LBJ Freeway, Suite 600, Dallas, Texas 75234, Attention: Secretary. The Secretary will forward such communications to the appropriate party. Such communications may be submitted confidentially or anonymously.

Board Meetings and Committees of the Board of Directors

        Board Meetings.    Our Board of Directors held four meetings during 2014. Each director attended a minimum of 75% of the total number of board and committee meetings held while he or she served as a director or member of a standing committee in 2014. All of our directors attended the 2014 Annual Meeting of Stockholders and are expected to attend the 2015 Annual Meeting of Stockholders.

        Executive Sessions.    Executive sessions, or meetings of our non-employee directors without management present, are held periodically at regularly scheduled meetings of the Board of Directors. Each of these sessions is presided over by Mr. Beckert and may be scheduled by any non-management director. Our standing committees also meet periodically in executive sessions presided over by the chairman of the committee.

BOARD OF DIRECTOR AND COMMITTEE ASSIGNMENTS

	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Number of Meetings Held in 2014	9		4		2
Eric L. Affeldt
John A. Beckert(#)	X				X
Douglas H. Brooks	X		X	*	X
Janet E. Grove			X		X	*
Martin J. Newburger			X		X
Eric C. Resnick
Michael S. Shannon
Steven S. Siegel					X
William E. Sullivan	X	*	X
Bryan J. Traficanti			X

#
Chairman of the Board

*
Chairperson

  Reimbursements

        We reimburse directors for travel and other out-of-pocket expenses incurred by them that are incidental to attending meetings.

  Board of Directors' Self-Evaluation

        Our Board of Directors conducted a self-evaluation of its performance in our fiscal year 2014. The evaluation includes a review of the Board's composition, responsibilities, structure, processes and effectiveness. Each committee of the Board of Directors conducted a similar self-evaluation with respect to such committee in our fiscal year 2014.

 AUDIT COMMITTEE REPORT

        A majority of the Audit Committee of the Board of Directors (the "Committee") are independent under the NYSE listing standards. In addition, each member has the accounting or related financial management experience required under the NYSE listing standards. Our Board of Directors has determined that at least one member of the Committee possesses the qualifications of an audit committee financial expert as determined under Regulation S-K Item 407(d) of the Securities Exchange Act of 1934 and has designated Mr. Sullivan as that expert. The Committee operates under a written charter adopted by the Board of Directors that was last amended by the Committee and approved by the Board of Directors on December 3, 2013. A copy of the Committee's charter is available from the Company's Secretary and made available on the Company's Internet website at www.clubcorp.com. As required by the charter, the Committee reviews and reassesses the charter annually and recommends any changes to the Board of Directors for approval.

        The Committee was formed on August 29, 2013. Periodically, the Committee meets separately with management, the Company's independent registered public accounting firm and the Company's internal auditors. The Committee held nine meetings in fiscal year 2014. The Committee regularly meets in separate private sessions with the Company's director of internal audit, the Company's independent registered public accounting firm, and with only the members of the Committee in attendance. The Committee's agenda is established by the Committee's chairman and the Company's director of internal audit and chief financial officer.

        Under the Committee's charter, the Committee has the responsibility to, among other tasks, review the integrity of the Company's financial reporting processes. The Committee also has the responsibility to review, at least annually, the qualifications, independence and performance of the Company's independent registered public accounting firm. The independent registered public accounting firm is responsible for auditing the Company's consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America. This opinion is based on an audit conducted by the independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board. During 2014, the Company's independent registered public accounting firm was Deloitte & Touche LLP.

        In performing its functions, the Committee acts only in an oversight capacity and relies necessarily on the work and assurances provided to it by management and on opinions made to it by the Company's independent registered public accounting firm in its report. Accordingly, the oversight provided by the Committee should not be considered as providing an independent basis for determining that management has established and maintained appropriate internal controls related to the financial reporting process, that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or that the audit of the Company's financial statements by the independent registered public accounting firm has been carried out in accordance with the standards of the Public Company Accounting Oversight Board.

        In fulfilling its responsibilities for the year ended December 30, 2014, the Committee met with the Company's management, the Company's director of internal audit and the Company's independent registered public accounting firm to review the audited financial statements that are included in the Annual Report on Form 10-K for the year ended December 30, 2014, including a discussion of the reasonableness of significant accounting judgments and estimates, the overall quality and adequacy of the Company's internal controls over financial reporting, and the organizational structure and responsibilities of the Company's internal audit function.

        The Committee and members of the Company's management discussed with the independent registered public accounting firm matters required to be discussed by the auditor with the Committee and others charged with governance responsibilities under PCAOB Standard No. 16 (Communication with Audit Committees), and other regulations. The Committee received and discussed with the independent registered public accounting firm its annual written report on the auditor's independence from the Company and its management, which is required by applicable requirements of the Public Company Accounting Oversight Board, regarding the firm's communications with the Committee concerning independence. The Committee considered whether the non-audit services provided by the independent registered public accounting firm to the Company during 2013 were compatible with the auditor's independence.

        The Committee has selected Deloitte & Touche LLP to act as the Company's independent registered public accounting firm and to examine the Company's consolidated financial statements for the 2015 fiscal year. The Committee's selection of Deloitte & Touche LLP took into account the Committee's review of Deloitte & Touche LLP's qualifications as the independent registered public accounting firm for the Company. In addition, the review included matters required to be considered under the Securities and Exchange Commission's rules on auditor independence, including the nature and extent of non-audit services. In the Committee's business judgment, the nature and extent of non-audit services performed by Deloitte & Touche LLP during 2014 did not impair the firm's independence.

        In reliance on the reviews and discussions detailed in this report and the report of the independent registered public accounting firm, the Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 30, 2014 and the filing of such report with the Securities and Exchange Commission.

The Audit Committee
William E. Sullivan, Chairman John A. Beckert Douglas H. Brooks

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

Principal Stockholders

        The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock, as of April 9, 2015, for:

  •
  each person known by us to own beneficially more than 5% of our outstanding shares of common stock;

  •
  each of our directors and director nominees;

  •
  each of our named executive officers; and

  •
  all of our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

        Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock. Unless otherwise specified, the address of each beneficial owner is c/o ClubCorp Holdings, Inc., 3030 LBJ Freeway, Suite 600, Dallas, Texas 75234.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	%**
5% Stockholders
Affiliates of KSL(1)	32,768,922	50.6%
Directors and Executive Officers
Eric L. Affeldt(2)	799,888	1.2%
Curtis D. McClellan(3)	124,825	*
Mark A. Burnett(3)	387,049	*
James K. Walters(3)	138,040	*
Ingrid J. Keiser(3)	143,581	*
John A. Beckert	87,708	*
Douglas H. Brooks	14,038	*
Janet E. Grove	18,901	*
Martin J. Newburger(1)	—	—
Eric C. Resnick(1)	—	—
Michael S. Shannon(1)	—	—
Steven S. Siegel(1)	—	—
William E. Sullivan	8,738	*
Bryan J. Traficanti(1)	—	—
All directors and executive officers as a group (15 individuals)(1)	1,836,534	2.8%

*
Less than 1%.

**
Based on 64,736,499 shares outstanding as of April 9, 2015.

(1)
100% of such shares are owned by Fillmore CCA Investment, LLC, which is 100% owned by Fillmore CCA Holdings I, LLC. Fillmore CCA Holdings I, LLC is 5.1% owned by Fillmore CCA (Alternative), L.P., 9.2% owned by Fillmore CCA Supplemental TE (Alternative), L.P., 12.6% owned by Fillmore CCA TE (Alternative), L.P., 12.7% owned by Fillmore CCA TE-A (Alternative), L.P., 1.2% owned by KSL Capital Partners II FF, L.P., 6.7% owned by KSL Capital Partners Supplemental II, L.P., 5.9% owned by KSL CCA 2010 Co-Invest 2, L.P., 36.7% owned by KSL CCA 2010 Co-Invest, L.P., 3.7% owned by KSL CCA Co-Invest 2, L.P. and 6.2% owned by KSL CCA Co-Invest, L.P. (collectively, the "KSL Investors"). KSL Capital Partners II GP, LLC is the sole general partner of Fillmore CCA (Alternative), L.P., Fillmore CCA TE (Alternative), L.P., Fillmore CCA TE-A (Alternative), L.P. and KSL Capital Partners II FF, L.P. KSL Capital Partners Supplemental II GP, LLC is the sole general partner of Fillmore CCA Supplemental TE (Alternative), L.P. and KSL Capital Partners Supplemental II, L.P. KSL Capital Partners II Co-Invest GP, LLC is the sole general partner of KSL CCA 2010 Co-Invest 2, L.P., KSL CCA 2010 Co-Invest, L.P., KSL CCA Co-Invest 2, L.P. and KSL CCA Co-Invest, L.P. The investment decisions of each of KSL Capital Partners II GP, LLC, KSL Capital Partners Supplemental II GP, LLC and KSL Capital Partners II Co-Invest GP, LLC (collectively, the "KSL General Partners", and together with the KSL Investors, the "KSL Funds") regarding the shares are made by its respective special investment committee, which exercises voting and dispositive power over the shares indirectly beneficially owned by the KSL General Partners. The special investment committee of each of the KSL General Partners consists of Eric C. Resnick, Michael S. Shannon and Steven S. Siegel. A decision of each special investment committee is determined by the affirmative vote of a majority of the members of such committee. Messrs. Resnick, Shannon and Siegel disclaim beneficial ownership of these shares except to the extent of their individual pecuniary interest in these entities. The address for each KSL Fund and Messrs. Resnick, Shannon and Siegel is c/o KSL Capital Partners, LLC, 100 Fillmore Street, Suite 600, Denver, Colorado 80206.

(2)
Includes (a) 49,657 of unvested restricted stock, (b) 138,941 shares held by AFFFAM, Ltd., of which Mr. Affeldt is the sole general partner.

(3)
Includes 17,809, 26,261, 13,131 and 13,131 shares of unvested restricted stock with respect to Mr. McClellan, Mr. Burnett, Mr. Walters and Ms. Keiser, respectively.

EXECUTIVE OFFICERS

        The following sets forth information regarding our executive officers. Biographical information pertaining to our directors, including Mr. Affeldt, who is both a director and an executive officer, can be found above in "Election of Directors."

Name	Age	Position
Eric L. Affeldt	57	President, Chief Executive Officer and Director
Curtis D. McClellan	48	Chief Financial Officer and Treasurer
Mark A. Burnett	50	Chief Operating Officer
James K. Walters	52	Executive Vice President of Sales
Ingrid J. Keiser	54	General Counsel, Secretary and Executive Vice President of People Strategy
Daniel T. Tilley	52	Chief Information Officer and Executive Vice President
John A. Beckert	61	Director and Chairman of the Board of Directors
Douglas H. Brooks	62	Director
Janet E. Grove	64	Director
Martin J. Newburger	42	Director
Eric C. Resnick	42	Director
Michael S. Shannon	56	Director
Steven S. Siegel	52	Director
William E. Sullivan	60	Director
Bryan J. Traficanti	43	Director

        Curtis D. McClellan has served as our Chief Financial Officer and Treasurer since November 2008. Prior to that, he served as vice president of finance and controller for FedEx Office and Print Services, Inc. from March 2003 to November 2008. Mr. McClellan has worked in a number of retail-oriented, multi-store companies, including Digital Generation Systems, Inc. from January 2002 to March 2003, GroceryWorks.com, LLC from May 2000 to December 2001, and Randall's Food Markets, Inc. from March 1991 to May 2000. He currently serves on the board of managers and as chair of the audit committee for Avendra, LLC. Mr. McClellan holds a B.S. in accounting from Abilene Christian University and is a Certified Public Accountant.

        Mark A. Burnett has served as our Chief Operating Officer since October 2013 and previously served as Executive Vice President of Golf & Country Clubs from December 2006 to October 2013. From December 2004 to December 2006, Mr. Burnett was the owner and operator of a multi-unit territory of Five Guys Enterprises, LLC franchises. Prior to that, he served as chief operating officer for American Golf Corporation from January 2000 to December 2004. Mr. Burnett previously served as president and chief executive officer from June 1998 to December 1999 and chief operating officer from September 1996 to June 1998 for KSL Fairways Golf Corporation, and as vice president of operations for Golf Enterprises, Inc. from January 1993 to August 1996. Mr. Burnett holds a B.S. in business management from Indiana University.

        James K. Walters has served as our Executive Vice President Sales since January 2010 and previously as Executive Vice President of Sales and Marketing from July 2008 to January 2010. Prior to joining us, Mr. Walters served as group president of hospitality and real estate for Kohler Company from May 2006 to July 2008. Mr. Walters also served as executive vice president of operations from August 2005 to January 2006, senior vice president of operations from March 2004 to August 2005, and senior vice president of sales from August 2000 to February 2004 for Wyndham International. Mr. Walters holds a B.S. in hotel administration from the University of New Hampshire, Whittemore School of Business.

        Ingrid J. Keiser has served as our General Counsel, Secretary, and Executive Vice President of People Strategy since July 2008 and previously as Chief Legal Officer from July 2007 to July 2008. Prior to that, Ms. Keiser served as an attorney at American Airlines from August 2004 to July 2007. She previously served as assistant general counsel and assistant secretary for Vail Resorts, Inc. from January 1997 to August 2004, and as senior counsel and secretary for Ralston Resorts, Inc. (formerly known as Keystone Resorts Management, Inc.) from May 1992 to January 1997 and as associate counsel from May 1989 to May 1992. She holds a J.D. from the University of Wisconsin Law School, and a B.A. in international relations from University of California at Davis.

        Daniel T. Tilley has served as our Chief Information Officer and Executive Vice President since May 2007. Prior to joining us, he served at BrightStar Golf Group, LLC, where he was a founding member of the management team and his roles included both chief information officer and chief financial officer from December 2004 to May 2007, as well as serving as a consultant from November 2003 to December 2004. Mr. Tilley's past experience also includes serving as vice president of finance and chief information officer at Spectrum Clubs, Inc. from September 1999 to January 2003. He also served as chief information officer with both Cobblestone Golf Group, Inc. from April 1998 to June 1999 and KSL Fairways Golf Corporation from July 1993 to April 1998. Mr. Tilley holds a B.S. in computer science and mathematics from the University of Pittsburgh.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        Our compensation discussion and analysis discusses the total compensation for:

  •
  Eric L. Affeldt, our President and Chief Executive Officer;

  •
  Curt D. McClellan, our Chief Financial Officer;

  •
  Mark A. Burnett, our Chief Operating Officer;

  •
  James K. Walters, our Executive Vice President, Sales; and

  •
  Ingrid J. Keiser, our General Counsel, Secretary and Executive Vice President of People Strategy.

        We refer to these executive officers collectively as our named executive officers or "NEOs." Our compensation discussion and analysis provides an overview of the objectives of our executive compensation program and explains our compensation decision-making process. The compensation provided to our NEOs for fiscal year 2014 is set forth in detail in the Summary Compensation Table and the other tables appearing under "Compensation of Executive Officers."

Overview of Compensation Program Objectives

        Our executive compensation program is designed to achieve the following objectives:

  •
  alignment between our NEOs' interests and our stockholders' interests by tying both annual and long-term incentive compensation to financial and operations performance and, ultimately, to the creation of enterprise value;

  •
  attracting and retaining high caliber executives and key personnel by offering total compensation that is competitive with that offered by similarly situated companies and rewards personal performance; and

  •
  supporting business growth, financial results and the expansion of our portfolio of clubs.

        The 2014 NEO compensation program was designed to be competitive with companies with whom we compete for executive talent and to be fair and equitable to us, our executives and our stockholders. We believe that the 2014 NEO compensation program provided appropriate compensation opportunities based on individual performance in the short-term and appropriate incentives for our executives to contribute to the creation of enterprise value over the long-term. In addition, we modified our 2014 NEO compensation program to better reflect a more performance-based approach with a continuing emphasis on alignment with our stockholders.

Compensation Decision-Making

        All decisions regarding the compensation program for our NEOs for fiscal year 2014 were made by the Compensation Committee.

        For the 2014 NEO compensation program, the Compensation Committee relied on its judgment in making compensation decisions for individual NEOs after reviewing our performance, including our short- and long-term strategies and current economic and market conditions. In making these decisions, the Compensation Committee carefully evaluated each executive's performance during the year against established goals, leadership qualities, operational performance, business responsibilities, the executive's career with us, current compensation arrangements and long-term potential to enhance enterprise value. During this period, our main objective in establishing compensation arrangements was to set criteria that were consistent with our business strategies. Generally, in evaluating performance for these purposes, the Compensation Committee reviewed the following criteria:

  •
  our strategic goals and objectives;

  •
  individual management objectives that relate to our strategies;

  •
  achievement of specific operational goals of the executive officers, including the acquisition of strategic properties; and

  •
  our overall financial performance.

        We are pleased with our 2014 results, which include an increase in revenue by 8.5% compared to fiscal year 2013 and our execution of the largest acquisition in our history.

Role of our Named Executive Officers in Compensation Decisions

        All decisions regarding the structure of the 2014 NEO compensation program and the compensation received by our NEOs pursuant to the program, were made by the Compensation Committee. In this regard, the Compensation Committee consulted with Messrs. Affeldt, Burnett and McClellan and Ms. Keiser to review the performance of our NEOs and to establish individual management objectives and compensation levels for our NEOs. Mr. Affeldt does not actively participate in the Compensation Committee discussions regarding his own compensation. Messrs. Affeldt, Burnett and McClellan and Ms. Keiser were present for the Compensation Committee's discussions regarding compensation for officers generally under the 2014 NEO compensation program. They discussed and made compensation recommendations regarding other officers and personnel, but none of them made recommendations concerning, or determined, his or her own compensation under the 2014 NEO compensation program and none of them was present when his or her own compensation was determined by the Compensation Committee.

Compensation Consultants and Benchmarking

        The Compensation Committee has utilized compensation consultants to provide benchmarking and peer group analyses used in determining and developing the 2014 NEO compensation program. The Compensation Committee generally looks to consultants for market information and recommendations about the amount of compensation for individual executive officers. The Compensation Committee's charter provides the Compensation Committee with sole discretion to retain any compensation consultant, independent legal counsel or other adviser and requires us to provide the Compensation Committee with funding for these purposes.

        We retained Pearl Meyer & Partners ("Pearl Meyer") in May 2013 to provide a compensation study to the Board of Directors for purposes of benchmarking our NEOs' base salary, target annual incentive and long-term incentive compensation. Pearl Meyer had not provided any services to us prior to its engagement. The Pearl Meyer study was provided to us in June 2013 and updated in November 2013 and included market information for a comparator group of publicly-traded companies in the hospitality and leisure industries whose revenues, EBITDA and market capitalization were similar to ours. Based on information available at the time of the study, these companies had revenues between

$830 million and $1.4 billion, EBITDA between $73 million and $394 million and market capitalizations between $303 million and $3.1 billion.

SeaWorld Entertainment, Inc.	CEC Entertainment, Inc.	Interval Leisure Group, Inc.
Pinnacle Entertainment, Inc.	Churchill Downs, Inc.	Great Wolf Resorts, Inc.
Ameristar Casinos, Inc.	Choice Hotels International, Inc.	Dave & Buster's Entertainment, Inc.
Life Time Fitness, Inc.	Tropicana Entertainment, Inc.	Whistler Blackcomb Holdings, Inc.
Vail Resorts, Inc.	International Speedway Corp.	LaSalle Hotel Properties
Isle of Capri Casinos, Inc.	Town Sports International Holdings, Inc.	Sunstone Hotel Investors, Inc.

        Pearl Meyer compared our current programs, practices and compensation levels to market information derived from Pearl Meyer's proprietary surveys, from surveys published by Towers Watson, and from proxy statement disclosures by the comparator companies. The selection of comparator companies focused on U.S. publicly traded companies in the hospitality and leisure industries with annual revenues between approximately 0.3 times and 1.9 times our revenues. At the time of the study, our revenues were at approximately the median amount of revenues of the group of comparator companies. Based on this market information, Pearl Meyer provided the median base salary, target annual incentive and long-term incentive compensation figures for companies in the Pearl Meyer comparator group, with respect to executives whose titles and job responsibilities were comparable to those of our NEOs. Pearl Meyer also provided information comparing the compensation of our NEOs to similarly situated executives among the comparator companies and made recommendations regarding the base salary, annual bonus and long-term equity compensation for each of our NEOs.

        In December 2013, the Compensation Committee retained Mercer (US) Inc. ("Mercer") to provide consulting in connection with the structure of the annual incentive and long-term incentive components of the 2014 NEO compensation program, including the design of the performance restricted stock units. Mercer had previously provided certain pension administration and consulting services related to an affiliate that we have since sold. As part of its services to the Compensation Committee, Mercer provided a review of our executive compensation program at the Compensation Committee's January 2014 meeting and made recommendations regarding the design and total compensation opportunity under the annual incentive plan, and regarding the design of the long-term incentive plan.

        As a result of the Pearl Meyer study and its discussions with our Board of Directors in December 2013 as well as the Mercer review and its discussions with the Compensation Committee in January and February 2014, increases were made to the total compensation packages of our NEOs to better align their total direct compensation (defined as base salary plus short-term incentive plus long-term equity grants) with the median of the comparator companies.

        The Compensation Committee considered the independence of each of Pearl Meyer and Mercer using NYSE independence rules and found each Pearl Meyer and Mercer to be independent.

Elements of Our 2014 Executive Compensation Program

        The 2014 NEO compensation program established by the Compensation Committee consisted of the following elements:

  •
  base salary;

  •
  annual cash bonuses;

  •
  long-term incentive compensation in the form of equity-based awards; and

  •
  health and retirement benefits and perquisites, including relocation benefits and life insurance benefits.

        Under the 2014 NEO compensation program, our NEOs were eligible for a mix of guaranteed and performance-based compensation. The Compensation Committee attempted to achieve an appropriate mix between these two types of compensation, as well as an appropriate balance between cash and equity-based compensation. However, the 2014 NEO compensation program did not include formal policies relating to the allocation of total compensation among the various elements of compensation that we provide.

        Under the 2014 NEO compensation program, the target total annual compensation (defined as base salary plus target annual incentive) and the long-term incentive compensation for Messrs. Burnett and Walters and Ms. Keiser approximated the market median for similarly situated executives at the comparator group developed by Pearl Meyer. The target total annual compensation and the long-term incentive compensation for Messrs. Affeldt and McClellan was below the market median for similarly situated executives at the comparator group.

Base Salary

        Pursuant to the 2014 NEO compensation program, the annual base salaries of our NEOs were set with the objective of attracting and retaining highly-qualified individuals for the relevant positions and rewarding individual performance. When determining salary levels for individual executive officers, the Compensation Committee considered salary ranges for comparable positions at companies in our industry, the executive's responsibilities, experience, potential, individual performance and contribution to our business; however, none of these factors is subject to any specific performance targets, nor given a specific weighting in the compensation decision-making process. The Compensation Committee also considered other factors such as the unique skills of our NEOs, demand in the labor market and succession planning.

        Based on a review of our NEOs' base salaries for fiscal year 2013, and based on the recommendations made in December 2013 by Pearl Meyer as well as the Compensation Committee's own judgment regarding the responsibilities of our executive officers, the Compensation Committee increased the annual base salaries for Mr. Affeldt from $500,000 to $650,000, for Mr. McClellan from $320,000 to $350,000, for Mr. Burnett from $375,000 to $400,000, and for Ms. Keiser from $275,000 to $300,000, with each such increase effective as of the beginning of fiscal year 2014. Mr. Walters did not receive a salary adjustment in fiscal year 2014, because his salary for fiscal year 2013 approximated the median salary for similarly situated executives at the comparator group developed by Pearl Meyer. As of December 30, 2014, the annual base salaries payable to our NEOs were as follows:

Eric L. Affeldt	$650,000
Curtis D. McClellan	$350,000
Mark A. Burnett	$400,000
James K. Walters	$317,000
Ingrid J. Keiser	$300,000

Short-Term Incentives

  Annual Bonus Plan

        Each of our NEOs was eligible to earn an annual cash bonus for fiscal year 2014. The amount of the bonus payable to each NEO was based upon a target percentage of such NEO's base salary. For each NEO, 60% of the target amount was based upon our Adjusted EBITDA results for fiscal year 2014, and 40% of the target amount was based upon the Compensation Committee's discretion. The portion of the target amount that was based upon our Adjusted EBITDA would be decreased or increased to the extent that actual Adjusted EBITDA was less or more than the budgeted Adjusted EBITDA for fiscal year 2014 of $196.8 million. In addition, the terms of the program required that a minimum threshold of 95% of budgeted Adjusted EBITDA must be attained before any portion of the annual bonus was paid (including the discretionary portion). Pursuant to these adjustments, the portion of the annual bonus that was based upon our Adjusted EBITDA that was ultimately paid out would be within a range of 0% to 200% of the target percentage, determined by linear interpolation based on the level of Adjusted EBITDA achieved. Under the plan, 50% of the target payout would be achieved if our Adjusted EBITDA for fiscal year 2014 was 95% of budget, with no payout if the minimum threshold of 95% was not met, and 200% of the target payout would be achieved if our Adjusted EBITDA was 115% of budget or higher.

        EBITDA is defined as net income before interest expense, income taxes, interest and investment income, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus or minus impairments, gain or loss on disposition and acquisition of assets, losses from discontinued operations, loss on extinguishment of debt, non-cash and other adjustments, equity-based compensation expense and an acquisition adjustment. For purposes of the annual bonus plan, Adjusted EBITDA excludes the expense associated with payouts under the plan and excludes income and expenses attributable to acquisitions that were not included in budgeted Adjusted EBITDA.

        The target bonus award opportunities for the NEOs, reflected in dollars and as a percentage of 2014 base salary, were as follows:

Name	Target Award in Dollars	Target Award as a Percentage of Salary
Eric L. Affeldt	$520,000	80%
Curtis D. McClellan	$175,000	50%
Mark A. Burnett	$260,000	65%
James K. Walters	$158,500	50%
Ingrid J. Keiser	$150,000	50%

        We achieved Adjusted EBITDA, calculated for purposes of the annual bonus, of $195.6 million for fiscal year 2014, which was over 99% of the budgeted fiscal year 2014 Adjusted EBITDA used for purposes of the annual bonus. In addition, the Compensation Committee determined, in its discretion and in light of the Company's performance for fiscal year 2014, the amount available to fund discretionary bonuses to the NEOs. In March 2015, a sub-committee of the Compensation Committee, consisting solely of non-employee directors, on behalf of the Compensation Committee, determined the amount of the bonus awards to be paid to the NEOs, as follows:

Name	2014 Adjusted EBIDTA Bonus	2014 Discretionary Bonus	2014 Total Bonus Payout
Eric L. Affeldt	$280,800	$177,700	$458,500
Curtis D. McClellan	$94,500	$59,800	$154,300
Mark A. Burnett	$140,400	$88,900	$229,300
James K. Walters	$85,600	$54,200	$139,800
Ingrid J. Keiser	$81,000	$51,300	$132,300

        Each 2014 total bonus payout, as reflected in the above table, constituted approximately 88% of the target bonus award opportunity for the applicable NEO.

Sequoia Golf Discretionary Bonuses

        The Compensation Committee also granted to each of the NEOs a discretionary bonus for his or her role in, and the completion of, the acquisition of 50 owned or operated clubs ("Sequoia Golf") in fiscal year 2014. The amounts of the discretionary bonuses were $100,000 to each Messrs. Affeldt and Burnett, $70,000 to each of Mr. McClellan and Ms. Keiser, and $40,000 to Mr. Walters, which amounts were paid in March 2015.

Equity-Based Awards

        We believe that successful performance over the long term is aided by the use of equity-based awards which create an ownership culture among our employees that provides alignment with the interests of our stockholders and an incentive to contribute to the continued growth and development of our business. Equity-based awards also allow for a portion of our executive compensation to be "at-risk" and directly tied to the performance of our business. In addition, the Compensation Committee, in consultation with each of Pearl Meyer and Mercer, has taken steps to modify our long-term incentive program to better reflect a more performance-based approach with a continuing emphasis on alignment with our stockholders. Awards of equity under our 2014 NEO compensation program were allocated 50% to performance-based awards and 50% to time-based awards, which represents a change and emphasis on performance-based compensation in comparison with the 2013 NEO compensation program.

        The Compensation Committee granted long-term incentive compensation to each of the NEOs in February 2014 under the ClubCorp Holdings, Inc. 2012 Stock Award Plan (the "Stock Plan"). For each NEO, 50% of the long-term incentive was in the form of restricted stock awards, which vest over time, and 50% of the award was in the form of performance restricted stock units, which vest over time but are subject to adjustment based on performance measures described below.

  Restricted Stock Awards

        The 2014 restricted stock awards vest ratably in one-third increments on each of the first, second and third anniversaries of the date of grant, provided that the NEO is continuously employed by us through the applicable vesting date. Prior to vesting, each share of restricted stock accrues the right to receive a cash payment equal to each dividend paid on one share of our common stock while the stock was outstanding.

  Performance Restricted Stock Units

        The 2014 performance restricted stock unit awards provide for the right upon vesting to receive one share of our common stock in exchange for each vested unit. One third of the units will vest on the second anniversary of the grant date, and the remaining two-thirds of the units will vest on the third anniversary of the grant date so long as the NEO is continuously employed by us through the applicable vesting date. However, if the NEO dies or becomes disabled during the twelve month period immediately preceding the last day of the applicable performance period, the NEO will vest in the number of performance stock restricted stock units determined based on the level of achievement described below but prorated for the number of days the NEO was employed during the applicable performance period. The vesting of the performance restricted stock units on such dates is also subject to the satisfaction of performance measures tied to our total shareholder return compared to the total shareholder return for a selected group of companies, over the applicable two-and three-year performance periods, which performance measures could result in a payout in shares of common stock that is less or greater than the target number of units subject to the award (or no payout if the threshold level of performance is not achieved), as described below. Total shareholder return is equal to the difference between the value of a share of common stock at the beginning and end of the performance period, plus dividends paid as if reinvested in stock, divided by the value of a share of common stock at the beginning of the performance period. The value of a share of common stock at the beginning of each performance period is the average price of a share of common stock over all trading days that occur in the last full calendar month immediately preceding such performance period, and the stock price at the end of each performance period is the average price of a share of common stock over all trading days that occur in the last full calendar month of such performance period. The group of companies used for purposes of measuring total shareholder return are those companies listed on the S&P Leisure Time Services Select Industry Index on the first day of the applicable performance period (but excluding any such company that ceases to be publicly traded prior to the expiration of such performance period).

        The relative total shareholder return targets, and the corresponding payouts expressed as a percentage of the target number of performance restricted stock units, are as follows:

Company Total Shareholder Return Relative to Peer Group	Payout as Percentage of Target Award
90th percentile or above	175%
50th percentile	100%
30th percentile	50%
less than 30th percentile	0%

        If our total shareholder return is negative, the maximum number of performance restricted stock units that may vest will be 100% of the target award for the applicable performance period. A NEO generally must be employed on the last day of the applicable performance period to vest in the performance restricted stock units. However, if the NEO dies or becomes disabled during the last twelve months of the applicable performance period, he or she will vest in the number of performance restricted stock units determined in accordance with the table set forth above but prorated for the number of days the participant was employed during the applicable performance period.

        Pursuant to a modification of the terms of the performance restricted stock units approved by the Compensation Committee in March 2015, prior to vesting, each performance restricted stock unit accrues the right to receive a cash payment equal to each dividend paid on one share of our common stock while the unit is outstanding. This modification was made in order to comport the grants of performance restricted stock units to terms that, as the Compensation Committee was advised by Mercer, are typical of market practices. These dividend equivalent rights are paid at the end of the applicable performance period, depending upon the number of units which vest.

        In February 2014, the Compensation Committee approved long-term incentives for the NEOs, as reflected in the following table:

Name	2014 Target Long-Term Incentive Compensation ($)(1)	2014 Restricted Stock Awards (#)	2014 Performance Restricted Stock Units (At Target) (#)
Eric L. Affeldt	1,000,000	27,218	27,219
Curtis D. McClellan	350,000	9,526	9,527
Mark A. Burnett	500,000	13,609	13,610
James K. Walters	250,000	6,805	6,805
Ingrid J. Keiser	250,000	6,805	6,805

(1)
The value of the target annual long-term incentive was calculated using the average closing price of our common stock over all trading days that occurred in January 2014 ($18.37 per share).

Severance and Change in Control Benefits

        We do not have a formal severance policy and, as a general matter, do not provide contractual severance protections to our NEOs. However, we have, from time to time, agreed to provide contractual severance protections pursuant to arm's-length negotiations of an executive officer's employment arrangement with us. In general, severance payments and benefits are intended to ease the consequences of an unexpected or involuntary termination of employment within the first two years of employment and to give an executive an opportunity to find new employment. Typically, the severance benefit ranges from six months to two years of base salary if the executive is terminated by us without cause within the first two years of employment. Rights to severance expire following two years of employment as we expect that the executive will have fully transitioned into his or her new role such that severance protection will no longer be appropriate after the expiration of the two-year severance protection period.

        In addition, we may also enter into severance agreements in connection with the termination of an executive. In the past, such agreements have provided for severance benefits consisting of a severance payment equivalent to the executive's base salary for a number of months and continued club membership privileges for a period of time following termination of the executive's employment.

        We do not generally provide change of control benefits to our executives and none of our NEOs currently have a contractual right to receive severance upon termination of employment for any reason. Restricted stock awards do not provide for any automatic acceleration of vesting upon either a change in control or a termination of employment for any reason.

        A NEO generally must be employed on the last day of the applicable performance period to vest in the performance restricted stock units. However, if the NEO dies or becomes disabled during the last twelve months of the applicable performance period, he or she will vest in the number of performance restricted stock units determined in accordance with the table set forth above but prorated for the number of days the participant was employed during the applicable performance period. Assuming a termination date of December 30, 2014 due to death or disability, assuming that the threshold number of shares vest, and valuing the vested shares by at the closing price of our common stock on December 30, 2014, the number of shares that would vest to each respective NEO under the terms of his or her performance restricted stock units, are as follows: Mr. Affeldt, 13,610 shares with a value of $85,093; Mr. McClellan, 4,764 shares with a value of $29,791; Mr. Burnett, 6,805 shares with a value of $42,546; and each Mr. Walters and Ms. Keiser, 3,403 shares with a value of $21,282, respectively.

Health Benefits

        We offer group health insurance coverage to all of our full-time employees. Because our employees, including our executive officers, are not eligible to participate in our group health plans for the first 90 days of their employment, we generally provide any executive who commences employment with us with a lump sum payment (plus a tax gross-up) equal to the difference between what the executive would have paid for health benefits under our plans and the executives' out-of-pocket costs for COBRA coverage under such executive's former employer's plan for a period of 90 days.

Retirement Benefits

        We maintain a defined contribution pension plan (the "401(k) Plan") for all full-time employees with at least six months of service, including our NEOs. The 401(k) Plan provides that each participant may make pre-tax and post-tax contributions pursuant to certain restrictions; however, we do not provide any type of discretionary contribution or matching contribution.

        We do not provide any non-qualified deferred compensation or defined benefit pension plans to any of our executive officers.

Perquisites

        We typically compensate our executive officers in cash and equity rather than with perquisites, and do not view perquisites as a significant element of our total compensation structure. However, pursuant to our executive relocation policy, we typically reimburse executive officers who are required to relocate in connection with the commencement of their employment with us. We also reimbursed expenses incurred by Mr. Walters for commuting in fiscal year 2014 from his primary residence in Wisconsin to our office in Dallas, Texas. In addition, we pay premiums pursuant to a life insurance policy on the life of Mr. Affeldt, which provides a death benefit to Mr. Affeldt's beneficiaries in the amount of $2 million (and pay Mr. Affeldt a gross-up payment for the taxes incurred on such premiums).

        All of our employees, including our executive officers, are entitled to complimentary use of our club facilities and other company-owned properties, as well as discounts on various products and services sold or provided at our facilities. In addition, our executives may elect to activate a membership without payment of an initiation fee or monthly dues at a company-owned club of their choosing. Because we do not incur any additional expense in connection with the provision of membership privileges to our executives and because such membership privileges are not substantially different than the general use privileges extended to our employees, we do not consider either club membership or club use privileges to be a company-provided perquisite.

Tax Implications

        Section 162(m) of the Code (as interpreted by IRS Notice 2007-49) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than the company's chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. In addition, "grandfather" provisions may apply to certain compensation arrangements that were entered into by a corporation before it was publicly held. The Compensation Committee's policy is to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee will have the right to authorize compensation that would not otherwise be deductible under Section 162(m) or otherwise and to pay bonuses in any amount, including discretionary bonuses or bonuses with performance goals that are different from those under our annual bonus program.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with the Company's management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee
Douglas H. Brooks, Chairman Janet E. Grove Martin J. Newburger William E. Sullivan Bryan J. Traficanti

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

        The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our NEOs for services provided to us during fiscal years 2014, 2013 and 2012:

Name and Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
Eric L. Affeldt	2014	$650,000	$277,700	$942,214	$280,800	$6,524	(4)	$2,157,238
Chief Executive Officer	2013	$500,000	$350,000	—	$700,000	$6,524		$1,556,524
and President	2012	$500,000	$100,000	$2,500,269	—	$6,445		$3,106,714
Curtis D. McClellan	2014	$350,000	$129,800	$329,775	$94,500	—		$904,075
Chief Financial Officer and	2013	$316,538	$250,000	$18,259	$310,000	—		$894,797
Treasurer	2012	$310,000	$90,000	$275,427	—	—		$675,427
Mark A. Burnett	2014	$400,000	$188,900	$471,115	$140,400	—		$1,200,415
Chief Operating Officer	2013	$371,539	$190,000	—	$400,000	—		$961,539
	2012	$365,000	$135,000	$1,500,340	—	—		$2,000,340
James K. Walters	2014	$317,000	$94,200	$235,566	$85,600	$10,000	(5)	$742,366
Executive Vice President,	2013	$314,577	$125,000	—	$300,000	$10,000		$749,577
Sales	2012	$310,000	$90,000	$275,427	—	$10,000		$685,427
Ingrid J. Keiser	2014	$300,000	$121,300	$235,566	$81,000	—		$737,866
General Counsel, Secretary and Executive Vice President of People Strategy	2013	$275,000	$225,000	—	$290,000	—		$790,000

(1)
Amounts represent the discretionary portion of the bonuses paid to the NEOs pursuant to the 2014 annual bonus plan, as well as the additional discretionary bonuses of $100,000 paid to each of Messrs. Affeldt and Burnett, $70,000 to each of Mr. McClellan and Ms. Keiser, and $40,000 to Mr. Walters in respect of fiscal year 2014 for their roles in and contribution to the completion of the Sequoia Golf acquisition.

(2)
Amounts reflect the aggregate grant date fair value of shares of restricted stock and performance restricted stock units granted in 2014, as determined in compliance with Financial Accounting Standards Board Codification Topic 718. For additional information about the assumptions we used in calculating these amounts, see Note 2 in our Notes to Consolidated Financial Statements, Summary of Significant Accounting Policies, Equity-Based Awards, found in our Annual Report on Form 10-K for the fiscal year ended December 30, 2014, which is incorporated herein by reference.

The grants made in 2014 reflect long-term incentives comprised of (i) shares of restricted stock that vest ratably in one-third increments in each of 2015, 2016 and 2017, upon the satisfaction of time vesting requirements, and (ii) performance restricted stock units that vest in each 2016 and 2017 based on two-year and three-year performance periods, respectively, upon the satisfaction of time vesting requirements and the applicable performance requirements. See "Compensation Discussion and Analysis—Restricted Stock Awards and Performance Restricted Stock Units" for additional information about these long-term incentives. The amounts do not reflect actual compensation realized by the named executive officers in 2014 and are not a guarantee of the amount that the named executive officers will receive from the long-term incentives. The actual compensation will be based on our common stock price at vesting and the performance level achieved for the applicable performance period.

The grant date fair value for the shares of restricted stock is determined by multiplying the number of shares of restricted stock granted by the closing stock price on the grant date of the underlying common stock. The grant date fair value for the performance restricted stock units is based on the assumptions that target performance will be achieved and the units will vest and not be forfeited. Assuming achievement of the performance goals at the maximum level and the receipt of the maximum number of performance restricted stock units, the aggregate grant date fair value of the restricted stock and performance restricted stock units granted in 2014 would be: Mr. Affeldt, $1,290,821; Mr. McClellan, $451,792; Mr. Burnett, $645,425; Mr. Walters, $322,721; and Ms. Keiser, $322,721.

(3)
Amounts represent the portion of the bonuses paid to the NEOs pursuant to the 2014 annual bonus plan based upon Adjusted EBITDA for fiscal year 2014.

(4)
Represents a payment of (i) $4,740 as reimbursement for a premium paid by Mr. Affeldt pursuant to his life insurance policy and (ii) $1,784 as a tax gross-up on the amount of the premium.

(5)
Represents a payment of $10,000 as reimbursement of Mr. Walters' expenses incurred in commuting from his primary residence in Wisconsin to our office in Dallas, Texas.

Grants of Plan-Based Awards in Fiscal Year 2014

        Annual short-term incentives were granted to each of the NEOs in 2014, a portion of which were based upon a target percentage of such NEO's base salary, subject to adjustment based upon our Adjusted EBITDA results for fiscal year 2014. Annual long-term incentives were granted to each of the NEOs in 2014 consisting of restricted stock and performance restricted stock units. See "Compensation Discussion and Analysis—Short-Term Incentives" and "Compensation Discussion and Analysis—Equity-Based Awards," respectively, for information about the terms of these annual bonuses and equity awards.

        The following table sets forth information about the grants.

								All Other Stock Awards: Number of Shares of Stock or Units (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				Grant Date Fair Value of Stock and Option Awards ($)(1)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Eric L. Affeldt	2/7/2014				—			27,218	477,404
	2/7/2014				13,609	27,219	47,633		464,810
	3/17/2014	140,400	280,800	561,600
Curtis D. McClellan	2/7/2014				—			9,526	167,086
	2/7/2014				4,763	9,527	16,672		162,689
	3/17/2014	47,250	94,500	189,000
Mark A. Burnett	2/7/2014				—			13,609	238,702
	2/7/2014				6,805	13,610	23,818		232,413
	3/17/2014	70,200	140,400	280,800
James K. Walters	2/7/2014				—			6,805	119,360
	2/7/2014				3,403	6,805	11,909		116,207
	3/17/2014	42,800	85,600	171,200
Ingrid J. Keiser	2/7/2014				—			6,805	119,360
	2/7/2014				3,403	6,805	11,909		116,207
	3/17/2014	40,500	81,000	162,000

(1)
Represents the aggregate grant date fair value of restricted stock and performance restricted stock units in 2014, as determined in compliance with Financial Accounting Standings Board Codification 718. See footnote 2 to the Summary Compensation Table for the methodology and assumptions used in the calculation of these amounts.

(2)
See footnote 2 to the Summary Compensation Table for vesting periods and conditions applicable to the restricted stock and performance restricted stock units.

(3)
Amounts represent the threshold, target and maximum amounts payable in respect of the portion of the bonuses payable to the NEOs pursuant to the 2014 annual bonus plan based upon Adjusted EBITDA for fiscal year 2014.

Outstanding Equity Awards at December 30, 2014

        The following table provides information regarding outstanding equity awards held by our NEOs as of December 30, 2014:

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Eric L. Affeldt	33,031	(1)	594,228	13,610	244,844
	94,414	(2)	1,698,508
	27,218	(3)	489,652
Curtis D. McClellan	17,150	(1)	308,529	4,764	85,704
	10,401	(2)	187,114
	9,526	(3)	171,373
Mark A. Burnett	20,326	(1)	365,665	6,805	122,422
	56,656	(2)	1,019,241
	13,609	(3)	244,826
James K. Walters	17,150	(1)	308,529	3,403	61,220
	10,401	(2)	187,114
	6,805	(3)	122,422
Ingrid J. Keiser	17,150	(1)	308,529	3,403	61,220
	10,401	(2)	187,114
	6,805	(3)	122,422

(1)
Represents Class C units which were granted on April 11, 2011 and later exchanged for restricted shares of our common stock previously held by Fillmore in connection with the consummation of our IPO on September 25, 2013. All of the shares that had not vested as of December 30, 2014 vested on December 31, 2014.

(2)
Represents restricted stock units ("RSUs") granted under the 2012 Stock Plan on April 1, 2012. These RSUs vest based on satisfaction of both a time condition subject to the holder's continued employment and a previously satisfied liquidity condition. The time condition is satisfied with respect to the RSUs on each of the first three anniversaries of the grant date, subject to the holder remaining employed by us. On each of March 15, 2014, April 1, 2014 and April 1, 2015, one third of the RSUs converted into shares of our common stock in accordance with the time vesting requirements of the grants.

(3)
Represents the number of unvested shares of restricted stock of common stock. See footnote 2 to the Summary Compensation Table for vesting periods and conditions applicable to the restricted stock and performance restricted stock units.

(4)
Reflects the fair market value of a share as of December 30, 2014, which was determined based on the last reported closing price of our common stock on such date ($17.99) multiplied by the number of shares of common stock, RSUs, restricted stock, or performance restricted stock units, as applicable.

(5)
Represents the threshold number of performance restricted stock units that could be earned assuming the minimum performance criteria are met. See footnote 2 to the Summary Compensation Table for vesting periods and conditions applicable to the restricted stock and performance restricted stock units.

 Equity Awards Vested in Fiscal Year 2014

        The following table provides information regarding the vesting of RSUs and shares received during fiscal year 2014:

	Stock Awards
Name	Number of shares acquired on vesting (#)(1)	Value realized ($)(2)
Eric L. Affeldt	188,826	$3,413,974
Curtis D. McClellan	20,800	$376,064
Mark A. Burnett	113,308	$2,048,609
James K. Walters	20,800	$376,064
Ingrid J. Keiser	20,800	$376,064

(1)
These shares represent RSUs granted under the 2012 Stock Plan on April 1, 2012. A portion converted into shares of our common stock on each March 15, 2014 and April 1, 2014 in accordance with the vesting requirements of the grants.

(2)
Reflects the fair market value of the shares received by the NEOs based on our respective closing stock prices on the dates of vesting, or on the trading day immediately preceding the date of vesting in instances where the date of vesting was not a trading day.

Executive Offer Letters

Eric L. Affeldt

        We issued an employment offer letter to Mr. Affeldt, effective as of March 1, 2011, pursuant to which he continues to serve as our President and Chief Executive Officer, and as a member of our Board of Directors. In 2014, Mr. Affeldt's annual base salary was $650,000.

        Prior to joining us as President and Chief Executive Officer, Mr. Affeldt was a principal at KSL. Previously, Mr. Affeldt was compensated solely by a KSL affiliate, which compensation package included a pro-rata share in the carried interest payable to certain KSL affiliates on account of profits earned by KSL's affiliates' investments in us, among other companies. Mr. Affeldt retained a portion of such total carried interest from such KSL's affiliates' investment, which interest remains subject to the same terms and conditions as if Mr. Affeldt had remained a principal in KSL, except that continued vesting of the carried interest is subject to Mr. Affeldt's continued employment with us. As of December 30, 2014, 80% of that carried interest was vested.

Curtis D. McClellan

        We issued an employment offer letter to Mr. McClellan, effective as of November 24, 2008, pursuant to which he commenced serving as our Chief Financial Officer and Treasurer. In 2014, Mr. McClellan's annual base salary was $350,000.

Mark A. Burnett

        We issued an employment offer letter to Mr. Burnett, effective as of December 1, 2006, pursuant to which he commenced serving as our Executive Vice President of Golf and Country Club Operations. In October 2013, Mr. Burnett was appointed as our Chief Operating Officer. In 2014, Mr. Burnett's annual base salary was $400,000.

James K. Walters

        We issued an employment offer letter to Mr. Walters, effective as of May 6, 2008, pursuant to which he commenced serving as our Executive Vice President of Sales & Marketing. Since January 2010, Mr. Walters has served as our Executive Vice President of Sales & Revenue. In 2014, Mr. Walters' annual base salary was $317,000.

Ingrid J. Keiser

        We issued an employment offer letter to Ms. Keiser, effective as of July 9, 2007, pursuant to which she commenced serving as our Chief Legal Officer. In July 2008, Ms. Keiser was appointed as our General Counsel, Secretary and Executive Vice President of People Strategy. In 2014, Ms. Keiser's annual base salary was $300,000.

        Each of our NEOs has executed our standard Confidentiality and Non-Solicitation Agreement, pursuant to which each NEO has agreed, among other things, to refrain, for a period of one year after termination of his or her employment, from recruiting or soliciting for hire any employee employed by us during the sixty-day period preceding his or her termination of employment.

ClubCorp Holdings, Inc. Stock Plan

        We adopted the Stock Plan on March 15, 2012 and amended and restated the Stock Plan on August 2, 2013 and August 14, 2013. The Stock Plan provides for an aggregate amount of no more than 4,000,000 shares of common stock to be available for awards. No more than 4,000,000 shares of common stock may be issued upon the exercise of incentive stock options. No single participant may be granted awards of options and stock appreciation rights with respect to more than 1,000,000 shares of common stock in any one year. No more than 1,000,000 shares of common stock may be granted under the Stock Plan to any participant during any single year with respect to performance compensation awards in any one performance period. The maximum amount payable pursuant to a cash bonus for an individual employee or officer under the Stock Plan for any single year during a performance period is $5.0 million. As of April 9, 2015, 591,185 shares of our common stock were subject to outstanding awards under the Stock Plan. If any award is forfeited or if any option terminates, expires or lapses without being exercised, the common stock subject to such award will again be made available for future grant. Shares that are used to pay the exercise price of an option or that are withheld to satisfy a participant's tax withholding obligation will not be available for re-grant under the Stock Plan. If there is any change in our corporate capitalization, the Compensation Committee will make or recommend to our Board of Directors for approval substitutions or adjustments to the number of shares reserved for issuance under the Stock Plan, the number of shares covered by awards then outstanding under the Stock Plan, the limitations on awards under the Stock Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate in its sole discretion.

        The Stock Plan provides for the grant of stock options, restricted stock awards, restricted stock units, performance-based awards and other equity-based incentive awards. To date, we have granted restricted stock awards and restricted stock units under the Stock Plan. The Compensation Committee administers the Stock Plan and selects eligible executives, directors, and employees of, and consultants to, us and our subsidiaries, to receive awards under the Stock Plan. The Compensation Committee has the authority to determine the terms and conditions of any agreements evidencing any awards granted under the Stock Plan and to adopt, alter and repeal rules, guidelines and practices relating to the Stock Plan, and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

        In the event of a change in control, the Compensation Committee may provide that all outstanding options and equity awards (other than performance compensation awards) issued under the Stock Plan will become fully vested and that performance compensation awards will vest, as determined by the Compensation Committee, based on the level of attainment of the specified performance goals. The Compensation Committee may, in its discretion, cancel outstanding awards and pay the value of such awards to the participants in connection with a change in control. The Compensation Committee can also provide otherwise in an award agreement under the Stock Plan. Under the Stock Plan, a change in control means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of our assets to any person or group other than to affiliates of KSL; (ii) any person or group, other than affiliates of KSL, is or becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of our outstanding voting stock; or (iii) the replacement of a majority of our Board of Directors.

Director Compensation

        During the fiscal year ended December 30, 2014, only our non-employee directors received compensation for their service as directors. Mr. Affeldt received no compensation for his service on our Board of Directors and only received compensation for his service as an employee, as shown in the Summary Compensation Table, as described above in "Executive Compensation—Summary Compensation Table". Messrs. Shannon, Resnick, Siegel, Newburger and Traficanti were all employees of KSL or a KSL affiliate, and we did not compensate any of these KSL-affiliated directors for their service on our Board of Directors.

        Our non-employee director compensation program for our non-employee directors who are not affiliated with KSL consists of:

  •
  an annual retainer equal to $150,000, with an initial split of $80,000 in cash and $70,000 in restricted stock, with the cash portion to be paid quarterly in equal installments and the restricted stock to be granted annually with a one-year vesting provision. The number of shares of restricted stock to be granted will be determined by dividing $70,000 by the adjusted closing price of our common stock on the date of the grant.

  •
  an annual cash retainer of $40,000 for the Chairman of our Board of Directors, payable in quarterly installments;

  •
  an annual cash retainer of $20,000 for the Chair of the Audit Committee of our Board of Directors, payable in quarterly installments; and

  •
  reimbursement for all out-of-pocket expenses incurred in performance of their duties as directors.

        The following table sets forth total compensation awarded to or earned by each of our non-employee directors who were not affiliated with KSL with respect to 2014:

Name	Fees Earned Or Paid In Cash(1)	Stock Awards(2)	Total
John A. Beckert	$120,000	$70,013	$190,013
Douglas H. Brooks	$80,000	$70,013	$150,013
Janet E. Grove	$80,000	$70,013	$150,013
William E. Sullivan	$100,000	$70,013	$170,013

(1)
In 2014, we paid our non-employee directors an annual cash retainer of $80,000, plus additional retainers in the amounts of $40,000 and $20,000 to the Chairman of the Board and the Chairman of the Audit Committee, respectively.

(2)
On September 25, 2014, each non-employee director received 3,738 shares of restricted stock with a grant date fair value of $70,013, as determined in compliance with Financial Accounting Standards Board Codification Topic 718. The grant date fair value for the restricted stock is determined by multiplying the number of shares of restricted stock granted by the closing stock price on the grant date of the underlying common stock ($18.73 on September 25, 2014).

ITEM 2 ON THE PROXY CARD

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") requires that we provide our stockholders with an advisory vote on named executive officer compensation (a "say-on-pay" vote). The say-on-pay vote is an advisory (non-binding) vote on the 2014 compensation of our named executive officers as disclosed in this proxy statement in accordance with Securities Exchange Commission rules.

        As described in detail in the Compensation Discussion and Analysis section above, we believe our executive compensation program provides a competitive total compensation opportunity, provides for individual officer performance to be appropriately awarded and strongly aligns the interests of our named executive officers and stockholders.

        We seek your advisory vote on the compensation of our named executive officers as described above under "Compensation Discussion and Analysis" and under "Compensation of Executive Officers." The vote applies only with respect to our named executive officers, and not to our directors' compensation. This say-on-pay vote is not intended to address any specific element of compensation, but rather the compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. Nevertheless, our Compensation Committee and our Board of Directors value the input of our stockholders and will review the voting results and consider them when making decisions in the future regarding our executive compensation program.

        Accordingly, we invite you to vote on the following resolution at the 2015 Annual Meeting of Stockholders.

    RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative discussion.

The Board of Directors recommends a vote FOR the advisory vote to approve named executive officer compensation.

ITEM 3 ON THE PROXY CARD

RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

        Deloitte & Touche LLP has acted as our independent registered public accounting firm since 2004. In March 2015, the Audit Committee selected Deloitte & Touche LLP to act as our independent registered public accounting firm and to examine our consolidated financial statements for fiscal year 2015. You are being asked to ratify and confirm that selection at the annual meeting.

        Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have the opportunity to make a statement and to respond to appropriate questions. If the selection of Deloitte & Touche LLP is not ratified at the meeting, the Audit Committee will consider the selection of another accounting firm.

Independent Registered Public Accounting Firm's Fees

        The aggregate fees, including expenses, of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for the fiscal years ended December 30, 2014 and December 31, 2013, were as follows:

	2014	2013
	(in thousands)
Audit Fees	$2,764	$2,632
Audit-Related Fees(1)	$737	$1,324
Tax Fees(2)	$845	$773

(1)
Audit-Related Fees in fiscal year 2014 consisted of fees related to our secondary offering in 2014 and diligence costs associated with acquisitions. Audit-Related Fees in fiscal year 2013 consisted principally of fees related to our IPO, which was completed on September 25, 2013.

(2)
Tax Fees consist principally of tax compliance and tax planning fees.

Audit Committee Pre-Approval Policies and Procedures

        The Audit Committee charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by our independent registered public accounting firm before the firm is engaged to render these services. The Audit Committee may consult with management in making its decision, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that the persons designated present the pre-approvals to the full committee at the next committee meeting. However, pre-approval is not required for non-audit services (other than prohibited non-audit services) if the aggregate amount of all such services constitutes no more than five percent of the total amount of fees paid by the Company to its independent registered public accounting firm during the year in which the services are provided, the services were not recognized by the Company to be non-audit services, and such services are promptly brought to the attention of the Committee and properly approved prior to the completion of the audit.

        In 2013, the Audit Committee adopted a Pre-Approval of Independent Auditor Services Policy (the "Pre-Approval Policy"). The Pre-Approval Policy authorizes the chairman of the Audit Committee to pre-approve the retention of the independent registered public accounting firm for audit-related and permitted non-audit services not contemplated by the engagement letter for the annual audit, provided that the chairman advises the Audit Committee of the pre-approval of the services at the next meeting of the Audit Committee following the approval.

        The Audit Committee will periodically assess the suitability of our independent registered public accounting firm, taking into account all relevant fees and circumstances, including the possible consideration of the qualifications of other accounting firms.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors.

 ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        The SEC's rules require our directors, executive officers and chief accounting officer and persons who beneficially own more than 10% of our common stock to file reports of their holdings and transactions in our common stock. Based solely on our review of the reports filed under Section 16(a) of the Exchange Act and written representations that no other reports were required, we believe that, during the fiscal year ended December 30, 2014, all required filings applicable to our executive officers, chief accounting officer, directors and owners of more than 10% of our common stock were made and that such persons were in compliance with the Exchange Act requirements.

Stockholder Proposals and Director Nominations and Recommendations

        Proposals for Inclusion in the Proxy Statement.    Stockholders may, pursuant to Rule 14a-8 under the Exchange Act, present proposals for inclusion in the Company's proxy statement and for consideration at the next annual meeting of the stockholders. In order to be included in the proxy statement for the 2016 Annual Meeting of Stockholders, any such proposal must be delivered to our Secretary no later than December 28, 2016, and must otherwise comply with the requirements of Rule 14a-8.

        Proposals and Director Nominations not Included in the Proxy Statement.    Our bylaws establish an advance notice procedure with regard to stockholder proposals and director nominations made by stockholders. This procedure applies to proposals and nominations that are intended to be brought before an annual meeting of the stockholders but not intended to be included in our proxy statement. In general, notice of any such proposal or nomination must be delivered to our Secretary between February 26, 2016 and March 28, 2016, to be presented at the Company's 2016 Annual Meeting of Stockholders. The notice must contain specified information as set forth in our bylaws. In the case of director nominations by stockholders, the required information includes information about the nominee(s) that would have been required to be included in a proxy statement filed under SEC rules had such nominee been nominated by the Board of Directors.

        If a stockholder who has notified the Company of his, her or its intention to make a proposal or nomination at an annual meeting does not appear or send a qualified representative, the proposal or nomination will not be presented for a vote at the meeting.

        Director Recommendations.    If a stockholder wishes the Nominating and Corporate Governance Committee to consider an individual as a candidate for election to the Board of Directors, the stockholder must submit the recommendation to our Secretary for consideration by the Nominating and Corporate Governance Committee with respect to the 2016 Annual Meeting of Stockholders. Nominees who are recommended by stockholders in accordance with these procedures will be considered by the Nominating and Corporate Governance Committee on a substantially similar basis as other nominees considered by the Committee.

        Notices, proposals, and director nominations and recommendations should be mailed to:

    ClubCorp Holdings, Inc.
    3030 LBJ Freeway, Suite 600
    Dallas, Texas 75234
    Attention: Secretary

Elimination of Paper and Duplicative Materials

        Internet availability—Pursuant to rules adopted by the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials

(the "Notice") to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

        Important Notice: Our 2015 Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 30, 2014 are available free of charge on our website at www.clubcorp.com by clicking "SEC Filings" under the Investors tab. We will provide by mail, without charge, a copy of our Annual Report on Form 10-K at your request. Please direct all inquiries to our Investor Relations Department at ClubCorp Holdings, Inc., 3030 LBJ Freeway, Suite 600, Dallas, TX 75234, or by email at ir@clubcorp.com.

        Householding—Householding permits us to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. If you wish to receive a separate copy of the Annual Report and Proxy Statement or of future annual reports and proxy statements, then you may contact our Investor Relations Department by (a) mail at ClubCorp Holdings, Inc., Attention: Investor Relations, 3030 LBJ Freeway, Suite 600, Dallas, TX 75234, (b) telephone at (972) 888-7495, or (c) e-mail at ir@clubcorp.com. You can also contact your broker, bank or other nominee to make a similar request. If we did not household your proxy materials for the 2015 Annual Meeting but you would like us to do so in the future, please contact our Investor Relations Department by mail, telephone or email as listed above.

Other Business

        We do not expect any business to come up for stockholder vote at the meeting other than the items identified in this notice and proxy statement. If, however, any other matters properly come before the meeting, your proxy card authorizes the persons named as proxies to vote in accordance with their judgment on such other matters.

No Incorporation by Reference

        Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this proxy statement under the captions "Audit Committee Report" and "Compensation Committee Report" shall not be incorporated by reference into any document filed with the SEC. The information contained on our website is not part of this document.

Questions

        If you have any questions or need more information about the annual meeting, write to:

ClubCorp Holdings, Inc. 3030 LBJ Freeway, Suite 600 Dallas, TX 75234 Attention: Secretary

or call our Investor Relations department at (972) 888-7495 or by email at ir@clubcorp.com.

Transfer Agent Information

        Computershare Trust Company, N.A., or Computershare, is the transfer agent for the common stock of ClubCorp Holdings, Inc. Computershare can be reached at (800) 522-6645 or via email at web.queries@computershare.com. You should contact Computershare if you are a registered stockholder and have a question about your account, if your stock certificate has been lost or stolen, or if you would like to report a change in your name or address. Computershare can be contacted as follows:

Regular, Registered or Overnight Mail

Computershare Investor Services
211 Quality Circle
Suite 210
College Station, Texas 77845

Telephone Inquiries

(800) 522-6645, or TTY for hearing impaired: (210) 680-6610
Foreign Stockholders: (210) 680-6578

Notices and Requests

        All notices of proposals by stockholders, whether or not to be included in the Company's proxy materials, and all requests and other notices that we have stated you should direct to our Secretary should be sent to:

ClubCorp Holdings, Inc. 3030 LBJ Freeway, Suite 600 Dallas, TX 75234 Attention: Secretary
By Order of the Board of Directors,

Ingrid J. Keiser General Counsel, Secretary and Executive Vice President of People Strategy

Dallas, Texas
April 27, 2015

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000242989_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Janet E. Grove 02 Eric C. Resnick 03 Michael S. Shannon CLUBCORP HOLDINGS, INC. 3030 LBJ FREEWAY, SUITE 600 DALLAS, TX 75234 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2. and 3. For Against Abstain 2. To approve, in a non-binding advisory vote, the compensation paid to the named executive officers. 3. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015. NOTE: In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s)thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000242989_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . CLUBCORP HOLDINGS, INC. Annual Meeting of Shareholders June 25, 2015 This proxy is solicited by the Board of Directors The undersigned hereby appoints Eric L. Affeldt, Curtis D. McClellan and Ingrid J. Keiser, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of CLUBCORP HOLDINGS, INC. that the undersigned is entitled to vote at the Annual Meeting of shareholders to be held at 8:00 AM, CDT on June 25, 2015, at The Woodlands Resort & Conference Center, 2301 N. Millbend Drive, The Woodlands, TX 77380 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side